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                                                                  Exhibit 99


Information

                           BAE SYSTEMS NORTH AMERICA
               TO ACQUIRE AEROSPACE ELECTRONICS SYSTEMS BUSINESS
                  FROM LOCKHEED MARTIN FOR $1.67 BILLION CASH

        o Transaction Expected to Close Around Year-End
        o Action Consistent With Corporation's Strategic Initiatives

BETHESDA, MD, July 13, 2000 - Lockheed Martin Corporation (NYSE:LMT) and BAE SYSTEMS North America, Inc. announced today that they have reached a definitive agreement under which BAE SYSTEMS North America will acquire Lockheed Martin's Aerospace Electronics Systems business for $1.67 billion in cash. BAE SYSTEMS North America, a Delaware corporation, is a wholly-owned subsidiary of BAE SYSTEMS plc, Farnborough, England.

Lockheed Martin Aerospace Electronics Systems (AES) comprises the Sanders, Fairchild Systems and Space Electronics & Communications businesses with principal facilities in New Hampshire, New York and Virginia. Major AES products include aircraft self-protection systems; tactical surveillance and intelligence systems; reconnaissance and navigation systems; automated mission planning systems; microwave electronics; infrared sensors; and radiation-hardened digital components and systems for space applications. The AES businesses, with approximately 5,300 employees, had equivalent 1999 revenues of $1.2 billion.

"This proposed transaction advances our strategic initiatives to refocus the Corporation, generate cash and reduce debt," said Lockheed Martin Chairman and Chief Executive Officer Vance D. Coffman. "Our Aerospace Electronics Systems businesses are highly regarded by their customers and within the industry, and we are confident that under the stewardship of BAE SYSTEMS North America they will remain strong contributors to their military, civil government and commercial customers, both in the U.S. and internationally. We believe the sale supports U.S. Department of Defense objectives and transatlantic cooperation."
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Robert B. Coutts, Executive Vice President of the Lockheed Martin Systems
Integration business area, of which AES is part, stated that the transaction also will promote improved interoperability and cooperation between the armed forces of the United States and its allies. "By advancing transatlantic industry consolidation, as U.S. defense leaders have recently urged, we are confident we will receive all necessary government approvals in a timely manner," Coutts said.

The proposed transaction, which is subject to regulatory approvals, is expected to close around year-end 2000. The parties also will voluntarily seek review by the Committee on Foreign Investments in the United States. Coutts noted that, "Lockheed Martin and BAE SYSTEMS North America are committed to working in partnership to secure all required approvals as promptly as possible."

The transaction will yield approximately $1.3 billion in cash to Lockheed Martin after transaction costs and associated federal tax payments. As previously announced, Lockheed Martin expects to apply the bulk of this cash to debt reduction. The transaction will require Lockheed Martin to record an after-tax non-recurring charge of approximately $1 billion, or approximately $2.50 per diluted share of the Corporation's common stock, in the third quarter of 2000. This charge results mainly from goodwill and intangibles associated with the AES businesses.

AES was among several operations identified by Lockheed Martin as candidates for potential divestiture in September 1999, following a comprehensive strategic review of the Corporation's businesses. Lockheed Martin divested its Hanford Corporation subsidiary in December 1999; announced the proposed sale of its Control Systems business to BAE SYSTEMS North America in April 2000; and currently is evaluating other divestiture candidates, including its state and local government services business, as previously disclosed.

"We are making excellent progress on the execution of our plan to refocus Lockheed Martin," Coffman said, noting that the Control Systems divestiture remains on track to close during the
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third quarter of 2000. "Our objective is to deliver superior performance for our principal customers in aeronautics, space, systems integration and technology services, and to manage our business strategically in a way that creates value for Lockheed Martin's shareholders."

Under the agreement approved today by the Boards of Directors of both corporations, BAE SYSTEMS North America will acquire all of the assets of Lockheed Martin's Aerospace Electronics Systems, including Sanders operations in Nashua, NH, Lexington, MA, Yonkers, NY, and Pomona, CA; the Fairchild Systems operation in Syosset, NY; and the Space Electronics & Communications operation in Manassas, VA. BAE SYSTEMS North America will offer employment to AES' active employees - including approximately 3,900 at Sanders, 950 at Fairchild Systems, and 450 at Space Electronics & Communications - who will join BAE SYSTEMS North America's 18,300 employees in the U.S. and Canada upon closure of the transaction.

Bear, Stearns & Co. Inc., acted as financial advisor to Lockheed Martin.

Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation's core businesses are systems integration, space, aeronautics and technology services. Lockheed Martin had 1999 sales surpassing $25 billion and employs approximately 140,000.
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NEWS MEDIA CONTACT:    Pete Harrigan, 301-897-6171

INVESTOR CONTACTS:     James Ryan, 301-897-6584
                       Randa Middleton, 301-897-6455

LOCKHEED MARTIN SAFE HARBOR STATEMENT: Statements in this press release are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including the statements relating to projected future financial performance. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project.
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In addition to the factors set forth in our filings with the Securities and
Exchange Commission (www.sec.gov), the following factors could affect the forward-looking statements contained in this press release: timing of regulatory process, conditions imposed by regulatory agencies, uncertainties involved in foreign ownership of companies involved in defense contracting, the political and economic climate domestically and internationally, the ability to obtain or the timing of obtaining future government awards and approvals, the availability of government funding and customer requirements, economic conditions, competitive environment, timing of awards and contracts. These are only some of the numerous factors which may affect the forward-looking statements in this press release.